Exhibit 10.1

AMENDMENT TO THE

EVERSPIN TECHNOLOGIES, INC. AMENDED AND RESTATED

2016 EQUITY INCENTIVE PLAN

Everspin Technologies, Inc., a Delaware corporation (the “Company”), previously established the Everspin Technologies, Inc. 2016 Equity Incentive Plan (the “Plan”). The Plan was initially approved by the Company’s stockholders effective September 20, 2016. The Plan was subsequently Amended and Restated, with such Amendment and Restatement approved by the Company’s stockholders at the Company’s 2018 Annual Meeting of Stockholders. By adoption of this instrument, the Company desires to amend the Plan to increase the total number of shares of Common Stock (as defined in the Plan) reserved and available for grant under the Plan by 550,000 as set forth below.

1.                  This Amendment shall be effective as of the date on which it is approved by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders.

2.                  Section 3(a) (Shares Subject to the Plan — Share Reserve) of the Plan is hereby amended and restated in its entirety to read as follows:

(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed 4,135,722, which comprises (i) 500,000 shares originally approved as of the Effective Date plus (ii) 2,385,722 new shares added pursuant to the provisions of the next paragraph that collectively occurred on January 1, 2017, January 1, 2018, January 1, 2019, January 1, 2020, and January 1, 2021 plus (iii) 700,000 shares added in 2018 plus (iv) 550,000 shares added in 2021 (collectively, the “Share Reserve”).

In addition, the Share Reserve will automatically increase on the first day of each fiscal year, for a period of not more than ten years from the date the Plan is approved by the stockholders of the Company, commencing on January 1 in the calendar year following the calendar year in which the IPO Date occurred and ending on (and including) January 1, 2026, (which increases on January 1, 2017, January 1, 2018, January 1, 2019, January 1, 2020, and January 1, 2021 are already reflected in the previous paragraph) in an amount equal to 3% of the total number of shares of Capital Stock outstanding on the last day of the calendar month prior to the date of such automatic increase. Notwithstanding the foregoing, the Board may act prior to the first day of a given fiscal year to provide that there will be no increase in the Share Reserve for such fiscal year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

3.                  This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 25th day of May, 2021.

EVERSPIN TECHNOLOGIES, INC.

By:	/s/ Darin Billerbeck
Name: Darin Billerbeck
Its: Interim Chief Executive Officer